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 FORM 4
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                                        U.S. SECURITIES AND EXCHANGE COMMISSION
                                                 WASHINGTON, DC 20549

                                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                           Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                  Section 30(f) of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Issuer Name and Ticker Trading Symbol            6. Relationship of Reporting
                                                                                                   Person(s) to Issuer
                                                 QMed, Inc.  (QMED)                            (Check all applicable)
  Cox,            Michael          W.                                                            [X] Director     [X] 10% Owner
-----------------------------------------------------------------------------------------------  [X] Officer(give [ ] Other (specify
 (Last)           (First)        (Middle)  3. IRS Identification   4.Statement for Month/Day/Year    title below             below)
                                              Number of Reporting                                  President & CEO
 25 Christopher Way                           Person, if an entity     April 10, 2003             --------------------------------
------------------------------------------        (voluntary)      ---------------------------- ------------------------------------
               (Street)                                            5. If Amendment, Date        7. Individual or Joint/Group Filing
                                                                      of Original                   (Check Applicable Line)
                                                                      (Month/Year)                 [X] Form filed by One Reporting
                                                                                                       Person
                                                                                                   [ ] Form filed by More than One
   Eatontown,       New Jersey     07724                                                               Reporting Person
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  (City)            (State)           (Zip)    TABLE 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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 1. Title of Security  2. Trans-  2A.      3. Transaction  4. Securities Acquired(A)  5. Amount of       6.Owner-      7. Nature of
    (Instr. 3)            action  Deemed      Code            or Disposed of (D)         Securities        ship           Indirect
                          Date    Execution   (Instr.8)       (Instr. 3,4 and 5)         Beneficially      Form:          Beneficial
                                  Date, if   --------------  -------------------------   Owned at End      Direct (D)     Ownership
                                  any                                                    of Month          or Indirect
                          (Month/ (Month/                            (A)
                           Day/    Day/                              or
                           Year)   Year)    Code     V      Amount   (D)      Price      (Instr. 3 and 4)  (I) (Instr.4)   (Instr.4)
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Common Stock            4/10/03               M             50,000    A       $1.625      1,324,100            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction on 4(b)(v).


                                                   Persons who respond to the collection of information contained             (Over)
                                                   in this form are not required to respond unless the form           SEC 1474(9-02)
                                                   displays a currently valid OMB control number.


FORM 4 (CONTINUED)               Table II -- Derivative Securities Acquired, Disposed of, or Benficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of  2.Conver-  3.Trans- 3A.     4.Tansac- 5.Number of  6.Date Exercis- 7.Title and  8.Price  9.Number   10.Owner-  11.Nature
  Derivative  sion or    action Deemed    tion      Derivative   able and        Amount of    of       of Deri-    ship       of In-
  Security    Exercise   Date   Execution Code      Securities   Expiration      Underlying   Deri-    vative      Form of    direct
 (Instr.3)    Price of  (Month/ Date, if (Instr.8)  Acquired     Date            Securities   vative   Secur-      Deriva-    Bene-
              Deri-      Day/   any                 (A) or      (Month/Day/     (Intr. 3      Secu-    ities       tive       ficial
              vative     Year)  (Month/             Disposed     Year)           and 4)       rity     Benefi-     Security:  Owner-
              Security          Day/                of (D)     --------------- ------------   (Instr.  cially      Direct     ship
                                Year)               (Instr.3,                        Amount    5)      Owned       (D) or    (Instr.
                                                     4 and 5)                        or                at End      Indirect   4)
                                                               Date     Expir- Title Number            of          (I)
                                         --------------------  Exer-    ation        of                Month       (Instr.4)
                                         Code   V    (A)  (D)  cisable  Date         Shares            (Instr.4)
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                                                                4/20/   4/19/
Stock Option  $1.625   4/10/03            M             50,000   93      03   Common  50,000   N/A       -0-          D
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Explanation of Responses:



         By: /s/ Herbert H. Sommer          4/10/03
         --------------------------------   --------
          Signature of Reporting Person       Date
          Michael W. Cox by
          Herbert H. Sommer,
          Attorney-in-Fact


(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.

                                POWER OF ATTORNEY
                         For Executing Forms 3, 4 and 5

         Know all by these presents, that the undersigned hereby constitutes and appoints each of Michael W. Cox and Herbert H. Sommer, signing singly, his/her true and lawful attorney-in-fact to:

         (1) execute for an on behalf of the undersigned Forms 3, 4 and 5 related to my holdings in QMed, Inc. (the "Company") in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4 and 5 and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 4th day of April, 2003.



                                                              /s/ Michael W. Cox
                                                             -------------------
                                                              Signature

                                                              Michael W. Cox
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                                                              Print Name